UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 6, 2011

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-19001	84-1070932
(Commission File Number)	(IRS Employer Identification No.)

3001 Griffin Road, Dania Beach, Florida	33312
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 766-5351

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Vapor Corp. (the “Company”) and Spike Marks Inc./Casa Cubana (the “Customer”) entered into a Private Label Production and Supply Agreement (the “Agreement”) effective December 6, 2011.

Under the Agreement, the Company has agreed to produce and supply to the Customer such quantities of the Company’s electronic cigarettes bearing the Customer’s trademark and other brand attributes as the Customer orders for exclusive resale by the Customer within the country of Canada. The Customer’s right to be the exclusive reseller of the Company’s products in Canada is conditioned upon the Customer satisfying specified minimum annual and quarterly performance requirements. The Company may grant the Customer non-exclusive reseller rights for its products in such other countries as the parties may mutually agree upon from time to time, provided that the Customer’s non-exclusive reseller rights in any such country will be conditioned upon the Customer satisfying agreed upon minimum quarterly performance requirements. The Customer has a right of first refusal to acquire an exclusive reseller right for the Company’s products in any country in which it has a non-exclusive reseller right if the Company offers a third party an exclusive reseller right in such country.

The Agreement has a 3-year term, subject to automatic renewal for one additional 3-year term if the Customer has satisfied certain specified minimum performance requirements. Either party may terminate the Agreement early upon the other party’s bankruptcy, insolvency, dissolution or material breach of its obligations subject to a 30-day cure period.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement which is filed herewith as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Private Label Production and Supply Agreement entered into on December 6, 2011 by and between Vapor Corp. and Spike Marks Inc./Casa Cubana

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR CORP.

(Registrant)

By:	/s/ Harlan Press
Harlan Press Chief Financial Officer

Date: April 25, 2012

Exhibit Index

Exhibit Number	Description

10.1	Private Label Production and Supply Agreement entered into on December 6, 2011 by and between Vapor Corp. and Spike Marks Inc./Casa Cubana